Exhibit 10.15

Ronald E. Logue Chairman and Chief Executive Officer

One Lincoln Street PO Box 5225 Boston, MA 02206-5225 Telephone: 617 664 1600 Facsimile: 617 664 1618 relogue@statestreet.com

April 1, 2008

Mr. Scott Powers

45 Wildwood Road

Winchester, MA 01890

Dear Scott:

On behalf of State Street, I am pleased to provide you with an offer of employment, subject to satisfactory completion of background checks and legally required documentation of your authorization to work in the U.S. Your position will be Chief Executive Officer, SSgA; your title will be Executive Vice President and you will report directly to me. This letter, and the enclosed term sheet, represents our mutual agreement regarding the terms of your employment with State Street addressed herein and in the term sheet. I would be grateful if you would review and countersign to signify your acceptance, and return the countersigned copy to me on or before April 5, 2008.

I anticipate a start date of June 2, 2008, or, if you are required to serve out your notice period, the date one business day after the end of your notice period. If you are required to serve out your notice period, and during such period, engage in any conduct which would, if engaged in during employment, constitute “cause” as defined in the attached term sheet, State Street shall have the right to rescind this agreement without penalty.

All who have met you are excited about you joining our team. We all feel you will bring expertise and leadership to the SSgA organization. We also feel you will be a significant contributor to our senior policy making group, the Operating Group.

I very much look forward to working with you.

Best regards,

/s/ Ronald E. Logue

Accepted:

/s/ Scott Powers	4/1/ 2008
Scott Powers	Date

Scott Powers

Terms of Hire

1. Title	• Executive Vice President (subject to the approval of the Board of Directors of the Company [the “Board”])	• Chief Executive Officer, SSgA, reporting to the CEO, State Street Corporation • Member of Operating Group • Section 16 reporting position

2. Compensation	• Subject to formal approval of the Executive Compensation Committee of the Board of Directors

3. Base Salary	• Annualized base salary of $750,000	• Paid bi-weekly or in accordance with the Company’s general practice

4. 2008 Incentives

a.	• $6,750,000 Guaranteed • $4,050,000 Cash • $2,700,000 Equity plus	• Awarded in March 2009 • Guaranteed amount will be offset by any incentive payment from current employer

b.

•    $500,000 if SSgA 2008 NIBTIC is at least $393.0 million

$1,000,000 if SSgA 2008 NIBTIC equals $504.3 million

$1,500,000 if SSgA 2008 NIBTIC equals or exceeds $647.2 million

i)       no payment of this portion if SSgA NIBTIC is below $393.0 million

ii)      payout in between thresholds is interpolated

iii)     maximum payout of this portion is $1,500,000

plus

• Awarded in March 2009

c.

•       $500,000 if State Street 2008 NIBTIC is at least $3,685.33 million

$1,000,000 if State Street 2008 NIBTIC equals $3,860.82 million

$1,500,000 if State Street 2008 NIBTIC equals or exceeds $4,036.32 million

iv)     no payment of this portion if State Street NIBTIC is below $3,685.33 million

v)      payout in between thresholds is interpolated

vi)     maximum payout of this portion is $1,500,000

• Awarded in March 2009

Scott Powers

Terms of Hire

d.

•    Form of Payment

Payments of incentive compensation determined in Section a), b) and c) will be 60% in cash and 40% in equity. Of the equity portion, 50% will be delivered in the form of SSgA Performance Equity Awards (PEP), 30% will be in the form of State Street Stock Appreciation Rights (SARs) to be settled in shares of State Street Stock and 20% will be in the form of State Street Performance Awards. Details of the SSgA PEP and Performance Awards are attached.

•    Equity awarded under 2006 Equity Incentive Plan

•    SSgA PEP = 100% cliff vesting after 3-year performance period

•    SARs vest 25% per year over 4 years

•    Award value converted to a specific number of SARs using modified Black Scholes (33%). Exercise price is closing price at date of grant

•    Performance Awards – 100% cliff vesting after 2-year performance period

2008 Annualized Total Compensation	$7,500,000 to $10,500,000	• Base Salary: $750,000 • Cash incentive $4,050,000 to $5,850,000 • Equity incentive $2,700,000 to $3,900,000

5. Incentive for 2009 and Thereafter	• Subjective Incentive opportunity linked to market reference total compensation level and the performance of State Street, SSgA and the employee

6. Sign-on Awards	• $2,500,000 deferred compensation • $3,900,000 deferred stock

•    Awarded within 30 days of start date Deposited into Management Supplemental Savings Plan (MSSP)

•    $350,000 vested on date of deposit

•    $2,150,000 to vest on March 31, 2009

•    $1,500,000 to vest on February 15, 2010

•    $2,400,000 to vest on February 15, 2011

7. Retirement Benefits	• Eligible to participate in the Executive Supplemental Retirement Plan

•    $400,000 Defined Contribution credit each year ($200,000 in cash, $200,000 in deferred stock) – pro-rated for first year of employment

•    Contribution for each year made in March following year end

•    Terms of plan participation based on provisions in effect at the time

Scott Powers

Terms of Hire

8. Not for Cause Termination	• Notice of termination prior to March 15, 2009 • Payment of Guaranteed Incentive Compensation, to the extent not yet paid (Section 4a) • $4,050,000 in Cash • $2,700,000 in Equity

•    Applicable in absence of COC

•    Subject to 409A requirements as to the timing of payment

•    $2,700,000 equity will be paid in the form of Deferred Stock Awards (DSAs) to vest in 4 equal annual installments beginning on February 15, 2010

•    All payments under this provision shall be subject to execution of the Company’s standard employee release agreement

•    Payments under this provision shall be reduced by cash severance payments, if any, received pursuant to any other Company severance plan

•    If notice of termination occurs after December 31, 2008 and before March 15, 2009, a determination of the attached variable incentive payout under Section 4b and 4c will be made based on the performance criteria achieved. The amount paid will be prorated for the actual number of months worked in 2008 divided by 12

• Payment will be 60% cash and 40% equity (in the form of DSA to vest in 4 equal annual installments beginning on February 15,2010)

• Notice of termination after March 15, 2009 • Subject to standard severance plan provisions for EVPs unless within two years of a COC

•    All outstanding Stock Appreciation Rights (SARs) and DSAs will continue to vest as scheduled, Performance Equity Program Awards (PEP) and Performance Awards will be pro-rated to date of termination and be paid out subject to the performance requirements of the awards

•    Treatment of Sign-on Awards (Section 6) with respect to termination before or after March 15,2009

•    Deferred compensation balance in MSSP will be 100% vested and paid out as soon as administratively feasible subject to 409A requirements

•    Deferred Stock Awards will continue to vest as scheduled

Scott Powers

Terms of Hire

9. Change of Control Benefits (COC)	Subject to finalization and execution of standard COC agreement

•    Double trigger – COC plus termination (for Good Reason or Not for Cause)

•    Upon COC – 2-year protection period

•    Base salary

•    Cash incentive opportunity

•    Benefits

•    Work location (35 miles)

•    Status, office, title, authority

•    Termination

•    Pro-rated bonus for the year

•    Severance payment equal to 2 years’ base plus cash bonus

•    2 years’ continuation of private medical and other welfare benefits

•    Outplacement

•    All outstanding equity vests upon COC

10. Other Benefits	• Executive Financial Planning, Executive Physical, Health and Welfare, 401 (k) and Umbrella Liability Insurance	• As provided to others at EVP level within the Company, subject to eligibility and other plan terms

11. Continued Employment	• At will

•    All compensation and awards are subject to applicable plan terms and conditions, including continued employment through the required payment dates except as expressly provided and upon compliance with all applicable company rules, policies and conditions set forth in applicable plans

12. Cause

•    Definition:

a)      The willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company Group (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

b)      The willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive,

Scott Powers

Terms of Hire

shall be considered “willful” unless it is done, or
omitted to be done, by the Executive in bad faith
or without reasonable belief that the Executive’s
action or omission was in the best interests of the
Company. Any act, or failure to act, based upon
authority given pursuant to a resolution duly
adopted by the Board or upon the instructions of
the Chief Executive Officer of the Company or a
senior officer of the Company who is a member
of the Company’s Executive Management
Committee or based upon the advice of counsel
for the Company shall be conclusively presumed
to be done, or omitted to be done, by the
Executive in good faith and in the best interests
of the Company. The cessation of employment
of the Executive shall not be deemed to be for
Cause unless and until there shall have been
delivered to the Executive a copy of a resolution
duly adopted by the affirmative vote of not less
than three-quarters of the entire membership of
the Board at a meeting of the Board called and
held for such purpose (after reasonable notice is
provided to the Executive and the Executive is
given an opportunity, together with counsel, to
be heard before the Board), finding that, in the
good faith opinion of the Board, the Executive is
guilty of the conduct described in subparagraph
a) or b) above, and specifying the particulars
thereof in detail

13. Taxes	• Payment subject to taxes	• All compensation and awards are subject to any applicable taxes, withholdings and deductions

14. 409A	• Only if applicable	• Payments due upon separation will be paid 6 months after separation or as required to avoid excise or extraordinary tax. All other payments and awards will be timed to comply with section 409A

Scott Powers

Terms of Hire

15. Non-Compete

•    Notwithstanding anything to the contrary in applicable plans or agreements, any non competition covenants shall be for a period of 18 months and be limited to employment with the following companies (and their respective parents, subsidiaries and affiliates, and successors): Putnam Investments, Fidelity Investments, Barclays Global Investors NA, Wellington Management Co, LLP, Bank of NY Mellon CP, Goldman Sachs Asset Management LP, BlackRock Inc. In the event of a termination of employment following a change of control, covered by the Company’s Change of Control Agreement referred to in Section 9 above, the sole non competition restrictions shall be those set forth in that Agreement. Except as set forth in this provision, all other restrictive covenants shall continue in effect according to their terms.

Accepted:

/s/ Scott Powers	April 1, 2008
Scott Powers	Date

Boon S. Ooi Senior Vice President

Global Human Resources 1 Lincoln Street Boston, MA 02111

Telephone: +1 617 664 0735 Facsimile: +1 617 664 4700 bsooi@statestreet.com

May 2, 2008

Mr. Scott Powers

45 Wildwood Road

Winchester, MA 01890

Dear Scott:

This is to confirm the details of your equity awards pursuant to the terms of your hire.

1.	You will be awarded State Street Stock on May 30, 2008, in the amount of $850,000. The actual number of shares granted will be based on the closing price of State Street Stock on May 30, 2008. These shares are fully vested and you will receive the net shares after the required Federal and State income tax and Social Security tax withholdings. These shares will be deposited in an account for you at Smith Barney, our equity plan administrator. You will receive additional information from Smith Barney shortly.

2.	You will be awarded $3,900,000 of Deferred State Street Stock on May 30, 2008. The actual number of shares granted will be based on the closing price of State Street Stock on May 30, 2008. On February 15, 2010, the number of shares equal to a grant value of $1,500,000 will vest with the balance of the award vesting on February 15, 2011. These shares will also be recorded in your Smith Barney account.

You will receive notification and details of your $2,500,000 deferred compensation award under separate cover.

Please call me at extension 4-0735 if you have any questions.

Sincerely,

/s/ Boon S. Ooi
Boon S. Ooi
Senior Vice President Compensation & Benefits

cc: David O’Leary